Exhibit 77Q1(g)

The Agreement and Plan of Reorganization by and between Lord Abbett Equity Trust, on behalf of its series, Lord Abbett Small Cap Blend Fund and Securities Trust (“Securities Trust”), on behalf of its series, Lord Abbett Value Opportunities Fund dated July 12, 2013 is hereby incorporated by reference to Post-Effective Amendment No. 2 to Securities Trust’s Registration Statement filed with the U.S. Securities and Exchange Commission on July 26, 2013.